Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

April 15, 2016

CITIGROUP REPORTS FIRST QUARTER 2016 EARNINGS PER SHARE OF $1.10

NET INCOME OF $3.5 BILLION

REVENUES OF $17.6 BILLION

NET INTEREST MARGIN OF 2.92%

RETURNED $1.5 BILLION OF CAPITAL TO COMMON SHAREHOLDERS;
REPURCHASED 31 MILLION COMMON SHARES

UTILIZED APPROXIMATELY $1.6 BILLION OF DEFERRED TAX ASSETS

COMMON EQUITY TIER 1 CAPITAL RATIO OF 12.3%(1)
SUPPLEMENTARY LEVERAGE RATIO OF 7.4%(2)

BOOK VALUE PER SHARE OF $71.47
TANGIBLE BOOK VALUE PER SHARE OF $62.58(3)

New York, April 15, 2016 — Citigroup Inc. today reported net income for the first quarter 2016 of $3.5 billion, or $1.10 per diluted share, on revenues of $17.6 billion. This compared to net income of $4.8 billion, or $1.51 per diluted share, on revenues of $19.7 billion for the first quarter 2015.

First quarter 2015 included CVA/DVA(4) of negative $73 million (negative $47 million after-tax). Excluding CVA/DVA in the prior year period, revenues decreased 11% from the prior year period, and earnings per diluted share decreased 28% from $1.52 per diluted share in the prior year period.

Michael Corbat, Chief Executive Officer of Citi, said, “While our market-sensitive products clearly suffered from weak investor sentiment during the quarter, we continued to make progress in several key areas. We grew loans and deposits in our core businesses, reduced our expenses while absorbing a significant repositioning charge, utilized additional Deferred Tax Assets, and generated capital in excess of what we returned to our shareholders.  Our Common Equity Tier 1 Capital ratio now stands at 12.3% and our Tangible Book Value per share increased to $62.58.

“We also drove another significant reduction of assets in Citi Holdings, which were down 10% from the end of last year and, for the seventh quarter in a row, Holdings was profitable. Given that Holdings now accounts for such a small percentage of Citi’s balance sheet, we will no longer report its results separately after this year. Winding down Holdings has been a longtime goal and shows Citi’s progress in becoming a simpler, smaller, safer and stronger institution,” Mr. Corbat concluded.

In the discussion throughout the remainder of this press release, percentage comparisons are calculated for the first quarter 2016 versus the first quarter 2015 unless otherwise specified.

Citigroup ($ in millions, except per share amounts)	1Q’16	4Q’15	1Q’15	QoQ%	YoY%
Citicorp	16,080	15,291	17,591	5%	-9%
Citi Holdings	1,475	3,165	2,145	-53%	-31%
Total Revenues	$17,555	$18,456	$19,736	-5%	-11%

Adjusted Revenues(a)	$17,555	$18,637	$19,809	-6%	-11%

Expenses	$10,523	$11,134	$10,884	-5%	-3%

Net Credit Losses	1,724	1,762	1,957	-2%	-12%
Credit Reserve Build / (Release)(b)	233	588	(239)	-60%	NM
Provision for Benefits and Claims	88	164	197	-46%	-55%
Total Cost of Credit	$2,045	$2,514	$1,915	-19%	7%

Income from Continuing Operations Before Taxes	$4,987	$4,808	$6,937	4%	-28%
Provision for Income Taxes	1,479	1,403	2,120	5%	-30%
Income from Continuing Operations	$3,508	$3,405	$4,817	3%	-27%
Net Income (Loss) from Discontinued Operations	(2)	(45)	(5)	96%	60%
Non-Controlling Interest	5	25	42	-80%	-88%
Citigroup Net Income	$3,501	$3,335	$4,770	5%	-27%

Adjusted Net Income(a)	$3,501	$3,449	$4,817	2%	-27%

Common Equity Tier 1 Capital Ratio	12.3%	12.1%	11.1%
Supplementary Leverage Ratio	7.4%	7.1%	6.4%
Return on Average Common Equity	6.4%	5.9%	9.4%
Book Value per Share	$71.47	$69.46	$66.79	3%	7%
Tangible Book Value per Share	$62.58	$60.61	$57.66	3%	9%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in all periods prior to 1Q’16.  For additional information, please refer to Appendix A.

(b) Includes provision for unfunded lending commitments.

Citigroup

Citigroup revenues of $17.6 billion in the first quarter 2016 decreased 11%. Excluding the impact of foreign exchange translation(5), Citigroup revenues decreased 9%, driven by a 6% decrease in Citicorp revenues and a 29% decrease in Citi Holdings.

Citigroup’s net income decreased 27% to $3.5 billion in the first quarter 2016, driven by the lower revenues and a higher cost of credit, partially offset by lower operating expenses. Citigroup’s effective tax rate was 30% in the current quarter, a slight decrease from 31% in the first quarter 2015.

Citigroup’s operating expenses decreased 3% to $10.5 billion in the first quarter 2016, as lower expenses in Citi Holdings, lower legal and related expenses and the impact of foreign exchange translation were partially offset by higher repositioning costs and ongoing investments in Citicorp. Operating expenses in the first quarter 2016 included legal and related expenses of $166 million, compared to $388 million in the prior year period, and $491 million of repositioning charges, compared to $16 million in the prior year period. Citigroup’s cost of credit in the first quarter 2016 was $2.0 billion, a 7% increase, with a net loan loss reserve build of $233 million, primarily related to energy-related loans, compared to a net loan loss reserve release of $239 million in the prior year period, and partially offset by a 12% decrease in net credit losses.

Citigroup’s allowance for loan losses was $12.7 billion at quarter end, or 2.07% of total loans, compared to $14.6 billion, or 2.38% of total loans, at the end of the prior year period. Total non-accrual assets of $6.1 billion fell 13% from the prior year period. Consumer non-accrual loans declined 35% to $3.6 billion. Corporate non-accrual loans of $2.3 billion increased 97% from the prior year period and 46% from the prior quarter, mostly related to energy-related loans in the Institutional Clients Group (ICG).

Citigroup’s loans were $619 billion as of quarter end, approximately unchanged from the prior year period, and up 1% in constant dollars. In constant dollars, 5% growth in Citicorp loans was largely offset by continued declines in Citi Holdings, driven primarily by continued reductions in the North America mortgage portfolio.

Citigroup’s deposits were $935 billion as of quarter end, up 4%, and up 5% in constant dollars. In constant dollars, Citicorp deposits increased 6%, driven by a 7% increase in ICG deposits and a 2% increase in Global Consumer Banking (GCB) deposits. In constant dollars, Citi Holdings deposits declined 40%, driven by the transfer of MSSB deposits to Morgan Stanley, which was completed as of the end of the second quarter 2015.

Citigroup’s book value per share was $71.47 and tangible book value per share was $62.58, each as of quarter end, representing 7% and 9% increases, respectively. At quarter end, Citigroup’s Common Equity Tier 1 Capital ratio was 12.3%, up from 11.1% in the prior year period. Citigroup’s Supplementary Leverage Ratio for the first quarter 2016 was 7.4%, up from 6.4% in the prior year period. During the first quarter 2016, Citigroup returned a total of approximately $1.5 billion of capital to common shareholders in the form of dividends and repurchases of approximately 31 million common shares.

Citicorp ($ in millions, except as otherwise noted)	1Q’16	4Q’15	1Q’15	QoQ%	YoY%
Global Consumer Banking	7,770	7,875	8,302	-1%	-6%
Institutional Clients Group	8,036	7,309	9,077	10%	-11%
Corporate / Other	274	107	212	NM	29%
Total Revenues	$16,080	$15,291	$17,591	5%	-9%

Adjusted Revenues(a)	$16,080	$15,477	$17,660	4%	-9%

Expenses	$9,695	$9,684	$9,499	—	2%

Net Credit Losses	1,581	1,501	1,488	5%	6%
Credit Reserve Build / (Release)(b)	266	516	(62)	-48%	NM
Provision for Benefits and Claims	28	30	28	-7%	—
Total Cost of Credit	$1,875	$2,047	$1,454	-8%	29%

Net Income	$3,155	$2,665	$4,621	18%	-32%

Adjusted Net Income(a)	$3,155	$2,782	$4,665	13%	-32%

Adjusted Revenues(a)
North America	7,920	7,649	8,378	4%	-5%
EMEA	2,207	2,132	3,006	4%	-27%
Latin America	2,216	2,331	2,432	-5%	-9%
Asia	3,463	3,258	3,632	6%	-5%
Corporate / Other	274	107	212	NM	29%

Adjusted Income from Continuing Operations(a)
North America	1,444	1,510	2,133	-4%	-32%
EMEA	399	231	1,003	73%	-60%
Latin America	493	342	601	44%	-18%
Asia	854	658	993	30%	-14%
Corporate / Other	(29)	101	(19)	NM	-53%

EOP Assets ($B)	1,728	1,650	1,702	5%	2%
EOP Loans ($B)	573	569	554	1%	4%
EOP Deposits ($B)	925	898	884	3%	5%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in all periods prior to 1Q’16.  For additional information, please refer to Appendix A.

(b) Includes provision for unfunded lending commitments.

Citicorp

Citicorp revenues of $16.1 billion decreased 9%, driven by a 6% decrease in GCB revenues and a 12% decrease in ICG revenues. Corporate/Other revenues were $274 million, compared to $212 million in the prior year period, primarily driven by increased investment income.

Citicorp net income decreased 32% to $3.2 billion, from $4.7 billion in the prior year period, driven by the lower revenues, higher operating expenses and a higher cost of credit.

Citicorp operating expenses increased 2% to $9.7 billion, driven by higher repositioning costs and ongoing investments in the franchise, partially offset by efficiency savings and the impact of foreign exchange translation. Operating expenses in the first quarter 2016 included legal and related expenses of $226 million, compared to $317 million in the prior year period, and $394 million of repositioning charges, compared to $4 million in the prior year period.

Citicorp cost of credit of $1.9 billion in the first quarter 2016 increased 29%, largely driven by ICG. Net credit losses increased 6% to $1.6 billion, and net loan loss reserve builds were $266 million, compared to net loan loss reserve releases of $62 million in the prior year period. Citicorp’s consumer loans 90+ days delinquent decreased 5% to $2.0 billion, and the 90+ days delinquency ratio improved slightly to 0.74% of loans.

Citicorp end of period loans of $573 billion increased 4%. In constant dollars, Citicorp end of period loans grew 5%, with 7% growth in corporate loans to $301 billion and 2% growth in consumer loans to $273 billion.

Global Consumer Banking ($ in millions, except as otherwise noted)	1Q’16	4Q’15	1Q’15	QoQ%	YoY%
North America	4,874	4,870	5,060	—	-4%
Latin America	1,241	1,361	1,432	-9%	-13%
Asia(a)	1,655	1,644	1,810	1%	-9%
Total Revenues	$7,770	$7,875	$8,302	-1%	-6%

Expenses	$4,408	$4,346	$4,305	1%	2%

Net Credit Losses	1,370	1,405	1,489	-2%	-8%
Credit Reserve Build / (Release)(b)	87	(38)	(149)	NM	NM
Provision for Benefits and Claims	28	30	28	-7%	—
Total Cost of Credit	$1,485	$1,397	$1,368	6%	9%

Net Income	$1,229	$1,361	$1,716	-10%	-28%

Income from Continuing Operations
North America	860	993	1,153	-13%	-25%
Latin America	156	152	220	3%	-29%
Asia(a)	215	217	339	-1%	-37%

Key Indicators ($B)
Retail Banking Average Loans	140	141	141	-1%	-1%
Retail Banking Average Deposits	296	295	298	—	-1%
Investment Sales	16	17	26	-5%	-36%
Cards Average Loans	131	132	132	—	-1%
Cards Purchase Sales	85	96	80	-12%	6%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) For reporting purposes, Asia GCB includes the results of operations in EMEA GCB for all periods presented.

(b) Includes provision for unfunded lending commitments.

Global Consumer Banking

GCB revenues of $7.8 billion decreased 6%. In constant dollars, revenues decreased 3%, driven by a 4% decrease in North America and a 2% decrease in international GCB.

GCB net income decreased 28% to $1.2 billion, driven by the lower revenues, higher operating expenses and a higher cost of credit. Operating expenses increased 2% to $4.4 billion, and increased 6% in constant dollars, reflecting higher repositioning expenses and increased investment spending, partially offset by ongoing efficiency savings.

North America GCB revenues of $4.9 billion decreased 4%, with lower revenues in Citi-branded cards and retail banking, partially offset by higher revenues in Citi retail services. Citi-branded cards revenues of $1.9 billion decreased 6%, reflecting continued increased acquisition and rewards costs, partially offset by the impact of growth in average loans and purchase sales. Citi retail services revenues of $1.7 billion increased 3%, primarily driven by gains on the sale of two small portfolios. Retail banking revenues declined 8% to $1.3 billion. Excluding a $110 million gain on the sale of branches in Texas in the prior year period, retail banking revenues were approximately unchanged, as continued growth in loans and checking deposits as well as improved deposit spreads were offset by lower mortgage gain on sale revenues.

North America GCB net income was $860 million, down 25%, driven by the decrease in revenues, higher operating expenses and a higher cost of credit. Operating expenses increased 7% to $2.5 billion, primarily driven by higher repositioning expenses and continued investments in branded cards, partially offset by ongoing efficiency savings.

North America GCB cost of credit increased 17% to $1.0 billion. The net loan loss reserve build in the first quarter 2016 was $80 million, compared to a net loan loss reserve release of $98 million in the prior year period, reflecting the deterioration of energy-related commercial loans and continued stabilization of consumer credit. Net credit losses of $932 million decreased 3%, driven by an 8% decrease in Citi-branded cards to $455 million, partially offset by a 5% increase in Citi retail services to $453 million.

International GCB revenues decreased 11% to $2.9 billion and decreased 2% in constant dollars. Revenues in Latin America of $1.2 billion increased 2%, as the impact of growth in retail banking loans, deposits and card purchase sales was partially offset by continued declines in card balances. Revenues in Asia of $1.7 billion decreased 4%, driven by lower investment sales revenues reflecting weak market sentiment as well as continued regulatory pressures in cards, partially offset by growth in deposit products.

International GCB net income decreased 35% to $369 million. In constant dollars, net income decreased 27%, driven by the lower revenues, higher operating expenses and higher credit costs. Operating expenses of $1.9 billion in the first quarter 2016 increased 4% (decreased 3% on a reported basis) driven by the impact of higher technology investments, primarily in Mexico, and repositioning charges, partially offset by lower legal and related expenses. Credit costs increased 7% (decreased 6% on a reported basis), as the net loan loss reserve build was $7 million, compared to a net loan loss reserve release of $46 million in the prior year period ($51 million on a reported basis), and net credit losses decreased 6% (decreased 17% on a reported basis). In constant dollars, the net credit loss rate was 1.61% of average loans in the first quarter 2016, slightly improved from 1.74% in the prior year period (1.82% on a reported basis).

Institutional Clients Group ($ in millions)	1Q’16	4Q’15	1Q’15	QoQ%	YoY%
Treasury & Trade Solutions	1,951	1,992	1,890	-2%	3%
Investment Banking	875	1,131	1,202	-23%	-27%
Private Bank	746	691	709	8%	5%
Corporate Lending(a)	455	432	476	5%	-4%
Total Banking	4,027	4,246	4,277	-5%	-6%
Fixed Income Markets	3,085	2,221	3,484	39%	-11%
Equity Markets	706	603	867	17%	-19%
Securities Services	562	517	543	9%	3%
Other	(278)	(78)	(77)	NM	NM
Total Markets & Securities Services	4,075	3,263	4,817	25%	-15%
Product Revenues(b)	$8,102	$7,509	$9,094	8%	-11%
Gain / (Loss) on Loan Hedges	(66)	(14)	52	NM	NM
Total Revenues(c)	$8,036	$7,495	$9,146	7%	-12%
CVA / DVA (as excluded above)	—	(186)	(69)	100%	100%
Total Revenues	$8,036	$7,309	$9,077	10%	-11%

Expenses	$4,869	$4,865	$4,652	—	5%

Net Credit Losses	211	96	(1)	NM	NM
Credit Reserve Build / (Release)(d)	179	554	87	-68%	NM
Total Cost of Credit	$390	$650	$86	-40%	NM

Net Income	$1,949	$1,255	$2,939	55%	-34%

Adjusted Net Income(c)	$1,949	$1,372	$2,983	42%	-35%

Adjusted Revenues(c)
North America	3,046	2,779	3,318	10%	-8%
EMEA	2,207	2,132	3,006	4%	-27%
Latin America	975	970	1,000	1%	-3%
Asia	1,808	1,614	1,822	12%	-1%

Adjusted Income from Continuing Operations(c)
North America	584	517	980	13%	-40%
EMEA	399	231	1,003	73%	-60%
Latin America	337	190	381	77%	-12%
Asia	639	441	654	45%	-2%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes gain / (loss) on hedges related to accrual loans.  For additional information, please refer to Footnote 6.

(b) Excludes CVA / DVA in all periods prior to 1Q’16 and gain / (loss) on hedges related to accrual loans in all periods.

(c) Excludes CVA / DVA in all periods prior to 1Q’16.  For additional information, please refer to Appendix A.

(d) Includes provision for unfunded lending commitments.

Institutional Clients Group

ICG revenues of $8.0 billion decreased 12%, driven by a 15% decrease in Markets and Securities Services revenues and a 9% decrease in Banking revenues.

Banking revenues (excluding gain / (loss) on loan hedges) of $4.0 billion decreased 6%. Treasury and Trade Solutions (TTS) revenues of $2.0 billion increased 3%. In constant dollars, TTS revenues grew 8%, as continued growth in transaction volumes and increased spreads were partially offset by lower trade revenues. Investment Banking revenues of $875 million decreased 27%, primarily reflecting lower industry-wide activity during the current quarter. Advisory revenues decreased 23% to $227 million, debt underwriting revenues decreased 22% to $530 million, and equity underwriting fell 49% to $118 million. Private Bank revenues increased 5% to $746 million, primarily driven by higher loan and deposit balances. Corporate Lending revenues of $455 million declined 4% (excluding gain / (loss) on loan hedges), and declined 2% in constant dollars, as the absence of positive mark-to-market adjustments compared to the prior year period was partially offset by growth in average loans.

Markets and Securities Services revenues of $4.1 billion decreased 15%. Fixed Income Markets revenues of $3.1 billion in the first quarter 2016 decreased 11%, reflecting lower activity levels and a less favorable environment in securitized products and commodities, partially offset by growth in rates and currencies. Equity Markets revenues of $706 million decreased 19%, reflecting the impact of lower volumes in cash equities as well as weaker performance in derivatives. Securities Services revenues of $562 million increased 3%, largely reflecting a gain on sale, partially offset by the impact of foreign exchange translation. Other revenues in Markets and Securities Services included a charge of approximately $180 million reflecting the write-down of virtually all of Citi’s net investment in Venezuela as a result of changes in the exchange rate.

ICG net income of $1.9 billion decreased 35%, driven by the lower revenues, higher operating expenses and higher cost of credit. ICG operating expenses increased 5% to $4.9 billion, driven by higher legal and related and repositioning costs, investment spending and regulatory and compliance costs, partially offset by lower compensation expense and the impact of foreign exchange translation. ICG cost of credit was $390 million, compared to $86 million in the prior year period. ICG cost of credit included net credit losses of $211 million (negative $1 million in the prior year period) and a net loan loss reserve build of $179 million ($87 million in the prior year period). The increase in cost of credit primarily related to continued deterioration in the energy portfolio. The allowance for loan losses attributable to energy-related loans in ICG represented 4.2% of funded exposures as of the first quarter 2016.

ICG average loans grew 6% to $295 billion while end of period deposits increased 6% to $607 billion. In constant dollars, average loans increased 8%, while end of period deposits increased 7%.

Citi Holdings ($ in millions, except as otherwise noted)	1Q’16	4Q’15	1Q’15	QoQ%	YoY%
Total Revenues	$1,475	$3,165	$2,145	-53%	-31%

Adjusted Revenues(a)	$1,475	$3,160	$2,149	-53%	-31%

Expenses	$828	$1,450	$1,385	-43%	-40%

Net Credit Losses	143	261	469	-45%	-70%
Credit Reserve Build / (Release)(b)	(33)	72	(177)	NM	81%
Provision for Benefits and Claims	60	134	169	-55%	-64%
Total Cost of Credit	$170	$467	$461	-64%	-63%

Net Income	$346	$670	$149	-48%	NM

Adjusted Net Income(a)	$346	$667	$152	-48%	NM

EOP Assets ($B)	73	81	130	-10%	-44%
EOP Loans ($B)	45	49	67	-7%	-32%
EOP Deposits ($B)	9	10	16	-11%	-42%

Note:  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in all periods prior to 1Q’16.  For additional information, please refer to Appendix A.

(b) Includes provision for unfunded lending commitments.

Citi Holdings

Citi Holdings revenues of $1.5 billion decreased 31% from the prior year period, mainly reflecting continued reductions in Citi Holdings assets, partially offset by a net gain on asset sales. As of the end of the first quarter 2016, Citi Holdings assets were $73 billion, 44% below the prior year period and 10% below the prior quarter, primarily reflecting continued asset sales, and represented approximately 4% of total Citigroup assets. As of the end of the first quarter 2016, Citigroup had signed agreements to reduce Citi Holdings assets by an additional $10 billion, the significant majority of which are expected to be completed during the remainder of 2016.

Citi Holdings net income was $346 million, compared to $152 million in the prior year period, primarily reflecting lower operating expenses and lower cost of credit, partially offset by the lower revenues. Citi Holdings operating expenses declined 40% to $828 million, primarily driven by the ongoing decline in assets and a reduction in legal expenses, partially offset by higher repositioning costs. Operating expenses in the first quarter 2016 included a net legal and related expense recovery of $60 million, compared to expenses of $71 million in the prior year period, and $97 million of repositioning charges, compared to $12 million in the prior year period. Cost of credit of $170 million decreased 63%. The net loan loss reserve release was $33 million, compared to $177 million in the prior year period, primarily reflecting the impact of asset sales. Net credit losses declined 70% to $143 million, reflecting the impact of ongoing divestiture activity as well as continued improvement in the North America mortgage portfolio.

Citi Holdings allowance for credit losses was $2.2 billion at the end of the first quarter 2016, or 4.8% of loans, compared to $3.9 billion, or 5.9% of loans, in the prior year period. 90+ days delinquent consumer loans in Citi Holdings decreased 50% to $0.9 billion, or 2.1% of loans.

Citicorp Results by Region(a)	Revenues			Income from Continuing Ops.
($ in millions)	1Q’16	4Q’15	1Q’15	1Q’16	4Q’15	1Q’15
North America
Global Consumer Banking	4,874	4,870	5,060	860	993	1,153
Institutional Clients Group	3,046	2,779	3,318	584	517	980
Total North America	$7,920	$7,649	$8,378	$1,444	$1,510	$2,133

EMEA (Institutional Clients Group only)	$2,207	$2,132	$3,006	$399	$231	$1,003

Latin America
Global Consumer Banking	1,241	1,361	1,432	156	152	220
Institutional Clients Group	975	970	1,000	337	190	381
Total Latin America	$2,216	$2,331	$2,432	$493	$342	$601

Asia
Global Consumer Banking(b)	1,655	1,644	1,810	215	217	339
Institutional Clients Group	1,808	1,614	1,822	639	441	654
Total Asia	$3,463	$3,258	$3,632	$854	$658	$993

Corporate / Other	$274	$107	$212	$(29)	$101	$(19)

Citicorp	$16,080	$15,477	$17,660	$3,161	$2,842	$4,711

Note: Totals may not sum due to rounding.  Please refer to the Appendices and Footnotes at the end of this press release for additional information.

(a) Excludes CVA / DVA in all periods prior to 1Q’16.  For additional information, please refer to Appendix A.

(b) For reporting purposes, Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Citigroup will host a conference call today at 11:00 AM (ET). A live webcast of the presentation, as well as financial results and presentation materials, will be available at http://www.citigroup.com/citi/investor. Dial-in numbers for the conference call are as follows: (866) 516-9582 in the U.S. and Canada; (973) 409-9210 outside of the U.S. and Canada. The conference code for both numbers is 55563196.

Citigroup, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Additional financial, statistical, and business-related information, as well as business and segment trends, is included in a Quarterly Financial Data Supplement. Both this earnings release and Citigroup’s First Quarter 2016 Quarterly Financial Data Supplement are available on Citigroup’s website at www.citigroup.com.

Certain statements in this release are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results or occurrences. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including the precautionary statements included in this release and those contained in Citigroup’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citigroup’s 2015 Annual Report on Form 10-K. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

Press:	Mark Costiglio	(212) 559-4114	Investors:	Susan Kendall	(212) 559-2718
			Fixed Income Investors:	Peter Kapp	(212) 559-5091

Appendix A: Non-GAAP Financial Measures - Adjusted Items

Citigroup
($ in millions, except per share amounts)	1Q’16	4Q’15	1Q’15
Reported Revenues (GAAP)	$17,555	$18,456	$19,736
Impact of CVA / DVA	—	(181)	(73)
Adjusted Revenues	$17,555	$18,637	$19,809
Impact of FX Translation	—	(145)	(601)
Adjusted Revenues in Constant Dollars	$17,555	$18,492	$19,208

Reported Expenses (GAAP)	$10,523	$11,134	$10,884
Impact of FX Translation	—	(146)	(377)
Adjusted Expenses in Constant Dollars	$10,523	$10,988	$10,507

Reported Net Income (GAAP)	$3,501	$3,335	$4,770
Impact of CVA / DVA	—	(114)	(47)
Adjusted Net Income	$3,501	$3,449	$4,817
Preferred Dividends	210	265	128
Adjusted Net Income to Common	$3,291	$3,184	$4,689

Reported EPS (GAAP)	$1.10	$1.02	$1.51
Impact of CVA / DVA	—	(0.04)	(0.02)
Adjusted EPS	$1.10	$1.06	$1.52

Average Assets ($B)	$1,778	$1,784	$1,853

Adjusted ROA	0.79%	0.77%	1.05%

Average TCE	$181,336	$178,981	$173,225

Adjusted RoTCE	7.3%	7.1%	11.0%

Note: Totals may not sum due to rounding.

Citicorp
($ in millions)	1Q’16	4Q’15	1Q’15
Reported Revenues (GAAP)	$16,080	$15,291	$17,591
Impact of CVA / DVA	—	(186)	(69)
Adjusted Revenues	$16,080	$15,477	$17,660
Impact of FX Translation	—	(144)	(516)
Adjusted Revenues in Constant Dollars	$16,080	$15,333	$17,144

Reported Net Income (GAAP)	$3,155	$2,665	$4,621
Impact of CVA / DVA	—	(117)	(44)
Adjusted Net Income	$3,155	$2,782	$4,665

Note: Totals may not sum due to rounding.

Institutional Clients Group
($ in millions)	1Q’16	4Q’15	1Q’15
Reported Revenues (GAAP)	$8,036	$7,309	$9,077
Impact of CVA / DVA	—	(186)	(69)
Adjusted Revenues	$8,036	$7,495	$9,146

Reported Net Income (GAAP)	$1,949	$1,255	$2,939
Impact of CVA / DVA	—	(117)	(44)
Adjusted Net Income	$1,949	$1,372	$2,983

Note: Totals may not sum due to rounding.

Citi Holdings
($ in millions)	1Q’16	4Q’15	1Q’15
Reported Revenues (GAAP)	$1,475	$3,165	$2,145
Impact of CVA / DVA	—	5	(4)
Adjusted Revenues	$1,475	$3,160	$2,149
Impact of FX Translation	—	(1)	(85)
Adjusted Revenues in Constant Dollars	$1,475	$3,159	$2,064

Reported Net Income (GAAP)	$346	$670	$149
Impact of CVA / DVA	—	3	(3)
Adjusted Net Income	$346	$667	$152

Note: Totals may not sum due to rounding.

Appendix B: Non-GAAP Financial Measures - Excluding Impact of FX Translation

Citigroup
($ in billions)	1Q’16	4Q’15	1Q’15
Reported EOP Loans	$619	$618	$621
Impact of FX Translation	—	4	(8)
EOP Loans in Constant Dollars	$619	$621	$613

Reported EOP Deposits	$935	$908	$900
Impact of FX Translation	—	6	(9)
EOP Deposits in Constant Dollars	$935	$914	$891

Note:  Totals may not sum due to rounding.

Citicorp
($ in billions)	1Q’16	4Q’15	1Q’15
Reported EOP Loans	$573	$569	$554
Impact of FX Translation	—	3	(7)
EOP Loans in Constant Dollars	$573	$572	$547

Reported EOP Deposits	$925	$898	$884
Impact of FX Translation	—	6	(8)
EOP Deposits in Constant Dollars	$925	$903	$876

Note:  Totals may not sum due to rounding.

Global Consumer Banking
($ in billions)	1Q’16	4Q’15	1Q’15
Reported EOP Loans	$273	$277	$271
Impact of FX Translation	—	2	(5)
EOP Loans in Constant Dollars	$273	$279	$266

Reported EOP Deposits	$303	$298	$300
Impact of FX Translation	—	2	(4)
EOP Deposits in Constant Dollars	$303	$300	$296

Note:  Totals may not sum due to rounding.

Institutional Clients Group
($ in billions)	1Q’16	4Q’15	1Q’15
Reported Average Loans	$295	$294	$279
Impact of FX Translation	—	(2)	(6)
Average Loans in Constant Dollars	$295	$292	$273

Reported EOP Deposits	$607	$588	$571
Impact of FX Translation	—	4	(4)
EOP Deposits in Constant Dollars	$607	$591	$567

Note:  Totals may not sum due to rounding.

Appendix B: Non-GAAP Financial Measures - Excluding Impact of FX Translation (Cont.)

International Consumer Banking
($ in millions)	1Q’16	4Q’15	1Q’15
Reported Revenues	$2,896	$3,005	$3,242
Impact of FX Translation	—	(90)	(295)
Revenues in Constant Dollars	$2,896	$2,915	$2,947

Reported Expenses	$1,902	$1,941	$1,964
Impact of FX Translation	—	(43)	(142)
Expenses in Constant Dollars	$1,902	$1,898	$1,822

Reported Credit Costs	$464	$538	$496
Impact of FX Translation	—	(19)	(64)
Credit Costs in Constant Dollars	$464	$519	$432

Reported Net Income	$369	$369	$564
Impact of FX Translation	—	(21)	(61)
Net Income in Constant Dollars	$369	$348	$503

Note:  Totals may not sum due to rounding.

Latin America Consumer Banking
($ in millions)	1Q’16	4Q’15	1Q’15
Reported Revenues	$1,241	$1,361	$1,432
Impact of FX Translation	—	(84)	(217)
Revenues in Constant Dollars	$1,241	$1,277	$1,215

Reported Expenses	$720	$824	$797
Impact of FX Translation	—	(35)	(87)
Expenses in Constant Dollars	$720	$789	$710

Note:  Totals may not sum due to rounding.

Asia Consumer Banking(1)
($ in millions)	1Q’16	4Q’15	1Q’15
Reported Revenues	$1,655	$1,644	$1,810
Impact of FX Translation	—	(6)	(78)
Revenues in Constant Dollars	$1,655	$1,638	$1,732

Reported Expenses	$1,182	$1,117	$1,167
Impact of FX Translation	—	(8)	(55)
Expenses in Constant Dollars	$1,182	$1,109	$1,112

Note:  Totals may not sum due to rounding.

(1)  For reporting purposes, Asia GCB includes the results of operations in EMEA GCB for all periods presented.

Treasury and Trade Solutions
($ in millions)	1Q’16	4Q’15	1Q’15
Reported Revenues	$1,951	$1,992	$1,890
Impact of FX Translation	—	(34)	(86)
Revenues in Constant Dollars	$1,951	$1,958	$1,804

Note:  Totals may not sum due to rounding.

Corporate Lending(1)
($ in millions)	1Q’16	4Q’15	1Q’15
Reported Revenues	$455	$432	$476
Impact of FX Translation	—	(5)	(14)
Revenues in Constant Dollars	$455	$427	$462

Note:  Totals may not sum due to rounding.

(1)  Excludes gain / (loss) on hedges related to accrual loans.

Appendix C: Non-GAAP Financial Measures - Common Equity Tier 1 Capital Ratio and Components(1)

($ in millions)	3/31/2016(2)	12/31/2015	3/31/2015

Citigroup Common Stockholders’ Equity(3)	$209,947	$205,286	$202,782
Add: Qualifying noncontrolling interests	143	145	146
Regulatory Capital Adjustments and Deductions:
Less:
Accumulated net unrealized losses on cash flow hedges, net of tax(4)	(300)	(617)	(823)
Cumulative unrealized net gain related to changes in fair value of financial liabilities attributable to own creditworthiness, net of tax(5)	562	441	332
Intangible Assets:
Goodwill, net of related deferred tax liabilities (DTLs)(6)	21,935	21,980	22,448
Identifiable intangible assets other than mortgage servicing rights (MSRs), net of related DTLs	3,332	3,586	4,184
Defined benefit pension plan net assets	870	794	897
Deferred tax assets (DTAs) arising from net operating loss, foreign tax credit and general business credit carry-forwards	23,414	23,659	23,190
Excess over 10% / 15% limitations for other DTAs, certain common stock investments and MSRs(7)	7,226	8,723	10,755

Common Equity Tier 1 Capital (CET1)	$153,051	$146,865	$141,945

Risk-Weighted Assets (RWA)	$1,240,728	$1,216,277	$1,283,758

Common Equity Tier 1 Capital Ratio (CET1 / RWA)	12.3%	12.1%	11.1%

(1)         Citi’s Common Equity Tier 1 Capital ratio and related components reflect full implementation of the U.S. Basel III rules.  Risk-weighted assets are based on the Basel III Advanced Approaches for determining total risk-weighted assets.

(2)         Preliminary.

(3)         Excludes issuance costs related to outstanding preferred stock in accordance with Federal Reserve Board regulatory reporting requirements.

(4)         Common Equity Tier 1 Capital is adjusted for accumulated net unrealized gains (losses) on cash flow hedges included in accumulated other comprehensive income that relate to the hedging of items not recognized at fair value on the balance sheet.

(5)         The cumulative impact of changes in Citigroup’s own creditworthiness in valuing liabilities for which the fair value option has been elected and own-credit valuation adjustments on derivatives are excluded from Common Equity Tier 1 Capital, in accordance with the U.S. Basel III rules.

(6)         Includes goodwill “embedded” in the valuation of significant common stock investments in unconsolidated financial institutions.

(7)         Assets subject to the 10% / 15% limitations include MSRs, DTAs arising from temporary differences and significant common stock investments in unconsolidated financial institutions.  For all periods presented, the deduction related only to DTAs arising from temporary differences that exceeded the 10% limitation.

Appendix D: Non-GAAP Financial Measures - Supplementary Leverage Ratio and Components(1)

($ in millions)	3/31/2016(2)	12/31/2015	3/31/2015

Common Equity Tier 1 Capital (CET1)	$153,051	$146,865	$141,945

Additional Tier 1 Capital (AT1)(3)	18,164	17,171	12,960

Total Tier 1 Capital (T1C) (CET1 + AT1)	$171,215	$164,036	$154,905

Total Leverage Exposure (TLE)	$2,300,172	$2,317,849	$2,406,286

Supplementary Leverage Ratio (T1C / TLE)	7.4%	7.1%	6.4%

(1)         Citi’s Supplementary Leverage Ratio and related components reflect full implementation of the U.S. Basel III rules.

(2)         Preliminary.

(3)         Additional Tier 1 Capital primarily includes qualifying noncumulative perpetual preferred stock and qualifying trust preferred securities.

Appendix E: Non-GAAP Financial Measures - Tangible Common Equity and Tangible Book Value Per Share

($ in millions, except per share amounts)	3/31/2016(1)	12/31/2015	3/31/2015
Total Citigroup Stockholders’ Equity	$227,522	$221,857	$214,620
Less: Preferred Stock	17,753	16,718	11,968
Common Equity	$209,769	$205,139	$202,652
Less:
Goodwill	22,575	22,349	23,150
Intangible Assets (other than MSRs)	3,493	3,721	4,244
Goodwill and Intangible Assets (other than MSRs) Related to Assets Held-for-Sale	30	68	297
Tangible Common Equity (TCE)	$183,671	$179,001	$174,961

Common Shares Outstanding (CSO)	2,935	2,953	3,034

Tangible Book Value Per Share (TCE / CSO)	$62.58	$60.61	$57.66

(1)  Preliminary.

(1) Preliminary. Citigroup’s Common Equity Tier 1 (CET1) Capital ratio, which reflects full implementation of the U.S. Basel III rules, is a non-GAAP financial measure. For the composition of Citigroup’s CET1 Capital and ratio, see Appendix C.

(2) Preliminary. Citigroup’s Supplementary Leverage Ratio (SLR), which reflects full implementation of the U.S. Basel III rules, is a non-GAAP financial measure. For the composition of Citigroup’s SLR, see Appendix D.

(3) Preliminary. Citigroup’s tangible book value per share is a non-GAAP financial measure. For a reconciliation of this measure to reported results, see Appendix E.

(4) Credit Valuation Adjustments (CVA) on derivatives (counterparty and own-credit), net of hedges; Funding Valuation Adjustments (FVA) on derivatives; and Debt Valuation Adjustments (DVA) on Citigroup’s fair value option liabilities (collectively referred to as CVA/DVA). Effective January 1, 2016, Citigroup early adopted on a prospective basis the amendment in ASU No. 2016-01, Financial Instruments — Overall (Subtopic 825-01): Recognition and Measurement of Financial Assets and Financial Liabilities, related to the presentation of DVA on fair value option liabilities. Accordingly, beginning in the first quarter 2016, the portion of the change in fair value of these liabilities related to changes in Citigroup’s own credit spreads (DVA) are reflected as a component of Accumulated Other Comprehensive Income (AOCI); previously these amounts were recognized in Citigroup’s revenues and net income. The impact of adopting this amendment resulted in a cumulative catch up reclassification from retained earnings to AOCI that was not material to Citigroup’s balance sheet at January 1, 2016. In this release, adjusted results for all periods prior to first quarter 2016 exclude the impact of CVA/DVA, as noted, consistent with previous presentations. Citigroup’s results of operations excluding the impact of CVA/DVA are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendix A.

(5) Results of operations excluding the impact of foreign exchange translation (constant dollar basis) are non-GAAP financial measures. For a reconciliation of these measures to reported results, see Appendices A and B.

(6) Hedges on accrual loans reflect the mark-to-market on credit derivatives used to hedge the corporate accrual loan portfolio. The fixed premium cost of these hedges is included in (netted against) the core lending revenues to reflect the cost of the credit protection. Results of operations excluding the impact of gain/(loss) on loan hedges are non-GAAP financial measures.